EXHIBIT 10.2

THIS INVESTOR SERVICES RELATIONS AGREEMENT was made on February 19 2026, to be effective on December 12, 2025 (the “Agreement” or, this “Agreement”).

B E T W E E N:

ArcStone Branding Inc.
5900 Balconea Dr., Suite 100
Austin, TX USA 78731
(Hereinafter referred to as “ARCSTONE”)

OF THE FIRST PART

- and –

GlobalTech Corp.
3550 Barron Way, Suite 13a
Reno, NV USA 89511
(Hereinafter referred to as the “Client”)

(ArcStone and the Client, together as the “Parties”, and individually as the “Party”).

OF THE SECOND PART

WHEREAS ArcStone is engaged in the business of, among other activities, providing investor relations and communications advisory services to corporate issuers and emerging growth companies.

WHEREAS, the Parties have significant regulatory compliance obligations under United States securities laws and regulations applicable to the OTC Markets and in connection with any current or future listing or uplisting to a securities exchange, including the NASDAQ Stock Market, or any other securities exchange where the Client’s securities may be listed;

WHEREAS, the Parties acknowledge that ArcStone commenced providing, and the Client commenced receiving, the Services on December 12, 2025 (the “Effective Date”). Although this Agreement may be executed on a later date (the “Execution Date”), the Parties agree that this Agreement shall be effective as of the Effective Date and shall govern and apply to the Services provided from and after the Effective Date. For greater certainty, all references in this Agreement to “signing,” “execution,” “date of signing,” “date of execution,” or similar terms, and all payment due dates, vesting schedules, tranche issuance schedules, notice periods, renewal periods, and other time periods shall be deemed to be calculated from the Effective Date, unless a provision expressly states otherwise. Accordingly, the Term of this Agreement shall be deemed to have commenced on the Effective Date and shall run for six (6) months thereafter, and all compensation schedules in Article 2 and Exhibit D shall be administered as having commenced on the Effective Date.

AND WHEREAS the Parties agree that their contractual relationship will be in accordance with the terms, conditions and covenants contained in the Agreement and executed by the Parties.

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ARTICLE 1

SERVICES

1.1 As part of this Agreement, ArcStone will act as the investor relations and communications advisor to the Client. Services may include advising the Client on investor relations and investor strategies, including but not limited to the services as described in Exhibit A: Description of Investor Relations Services and as mutually agreed upon in writing in a Statement of Work (the “SOW”), and as described in Exhibit B: Sample Statement of Work, and other Client projects that may arise from time-to-time and mutually agreed upon by the Parties. The Parties agree to tailor and restrict (if required) public campaigns and all communications as may be required under the Client’s commercial and finance agreements and in compliance with regulations under U.S. federal and state securities laws including quiet periods during offerings, black-out periods under insider trading policies. ArcStone does not guarantee outcomes in Client performance with respect to its media and communications campaigns.

ARTICLE 2

COMPENSATION

2.1 This Agreement follows a 3-teir performance-based compensation structure, comprising a 1) cash retainer for services, 2) a project management support fee for the Investor Relations Media Buy Budget (“IRMB”), and 3) an equity-based compensation. This ensures ongoing access to ArcStone’s C-suite and network, marketing team support and staffing, which most importantly, maximizes return of the overall Investor Relations Media Budget as described in Article 3.

2.2 Cash Service Retainer. The Client shall pay ArcStone a cash service retainer of twenty-five thousand dollars (US$25,000) per month for the Term (the “Retainer”), for a total of six (6) monthly payments over one hundred eighty (180) days, commencing on the Effective Date. The first Retainer payment shall be due within five (5) days of the Effective Date, and each subsequent Retainer payment shall be due in five (5) equal installments on or before the 45th, 75th, 105th, 135th, and 165th day following the Effective Date. The fees for services provided under this Investor Relations Service Agreement will vary depending on the specific services required by the client, as outlined and mutually agreed in writing in a Statement of Work (“SOW”). The fees are determined by the nature and complexity of the tasks, as well as the resources and staff allocated to complete them. The retainer amount will be reviewed in ninety (90) days and adjusted as necessary to align with the scope of projects and work. Any adjustments to the retainer will be mutually agreed upon in writing between the parties.

2.3 A ten percent (10%) project management and support staff fee for the deployment of the Investor Relations Media Budget (“IRMB”) as described below in Article 3. The IRMB allocation fee shall be paid in a manner consistent with the guidelines and timeline established in Article 3 and Exhibit C: Investor Relations Media Budget (IRMD), Insertion Order, and Purchase Order Sample(s).

2.4 Equity-Based Compensation. In addition to the cash compensation set out above, the Client shall issue to ArcStone the following equity-based compensation (the “Shares”), in two components:

(A) Monthly Tranche Shares (150,000 Shares). The Client shall issue an aggregate of 150,000 restricted common shares of the Client (the “Monthly Tranche Shares”), payable in six (6) equal tranches of 25,000 shares each, with one tranche issued every thirty (30) days during the six (6) month Term, as further described in Exhibit D (Matter of Shares).

(B) Scheduled Vesting Shares (750,000 Shares). The Client shall issue an aggregate of 750,000 restricted common shares of the Client’s common stock currently quoted on the OTC Markets (the “Scheduled Vesting Shares”). The Scheduled Vesting Shares shall be earned, vested, deliverable, and non-cancellable in the following tranches: 150,000 shares on the signing Date of this agreement; 150,000 shares on the date that is One Hundred Twenty (120) days after the Effective Date; 225,000 shares on the date that is one hundred fifty (150) days after the Effective Date; and 225,000 shares on the date that is one hundred eighty (180) days after the Effective Date, all as further described in Exhibit D (Matter of Shares).ArcStone would issue invoices in line with this para for above mentioned timelines.

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If the Client terminates this Agreement for any reason prior to the end of the six (6) month Term, the Client shall issue and deliver all Shares that have vested as of the date of notice of termination.

The Shares shall be deemed earned upon issuance. “Shares” as used herein shall mean all shares of common stock issuable to ArcStone pursuant to the terms of this Agreement.

2.5 All additional fees quoted in Article 2 of this Agreement and accompanying SOW(s) and/or the IRMB, DO NOT include fees and costs associated with the Investor Relations Media Buy, specifically but not limited to Article 3 below, and/or marketing vendors and 3rd party costs, legal providers, auditors, agencies, regulators, custodians, insurance providers, and/or any other independent third parties. In addition, all reasonable expenses incurred for roadshows, due diligence (e.g., site visits), and other initiatives (e.g., flight, hotels, meals, travel, etc.) to facilitate the Services shall be paid within ten (10) days of invoicing for such expenses to ArcStone and/or its agents/suppliers. All such expenses will be approved in writing by the Client before being incurred.

2.6 Each Party agrees to publicly disclose the payor, the type and the amount of the Compensation, and any other monies or other funds or securities that ArcStone receives in connection with the services that it provides under this Agreement (or any other information as may be required to be disclosed under the Securities Act of 1933, the Securities Exchange Act of 1934, including Section 17(b) thereunder and any applicable state securities laws, self-regulatory organization rules and regulations as either Party reasonably determines in the exercise of its judgment). Additionally, each Party agrees to use reasonable efforts to cause third parties performing media services hereunder to publicly disclose the payor, the source of the funds, the type and the amount of its Compensation received in accordance with the foregoing laws and regulations.

2.7 ArcStone represents and warranties the following to Client in connection with its entry into this Agreement and upon each issuance of Shares:

(i)

ArcStone is an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). ArcStone (A) is acquiring the Shares for its own account and not with a view to distribution, as that term is used in Section 2(11) of the Securities Act, (B) has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Shares and is able financially to bear the risks thereof, and (C) understands that the Shares will, upon issuance, be characterized as “restricted securities” under state and federal securities laws and that under such laws and applicable regulations cannot be resold unless the resale of the Shares is registered under the Securities Act or unless an exemption from registration is available.

(ii)

ArcStone has experience in analyzing and investing in companies similar to Client and is capable of evaluating the merits and risks of its decisions with respect to such matters and has the capacity to protect its own interests.

(iii)

ArcStone has not been offered the Shares by any form of general solicitation or advertising, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or other similar media or television or radio broadcast or any seminar or meeting where, to ArcStone’s knowledge, those individuals that have attended have been invited by any such or similar means of general solicitation or advertising.

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(iv)	To the extent necessary, ArcStone has retained and relied upon appropriate professional advice regarding the investment, tax and legal merits and consequences of the Shares.

(v)	ArcStone has had an opportunity to discuss Client’s business, management and financial affairs with the members of Client’s management and has had an opportunity to ask questions of the officers and other representatives of Client, which questions, if any, were answered to its satisfaction.

(vi)	ArcStone (A) is aware of, has received and had an opportunity to review (i) the Client’s Annual Report on Form 10-K for the year ended December 31, 2024; and (ii) the Client’s Quarterly Reports on Form 10-Q and current reports on Form 8-K from January 1, 2025, to the date of ArcStone’s entry into this Agreement (which filings can be accessed by going to https://www.sec.gov/edgar/searchedgar/companysearch.html, typing “GlobalTech” in the “Name, ticker symbol, or CIK” field, and clicking the “Submit” button), in each case (i) through (ii), including, but not limited to, the audited and unaudited financial statements, description of business, risk factors, results of operations, certain transactions and related business disclosures described therein (collectively the “Disclosure Documents”) and an independent investigation made by it of the Client; and (B) is not relying on any oral representation of the Client or any other person, nor any written representation or assurance from the Client; in connection with ArcStone’s acceptance of the Shares and investment decision in connection therewith.

(vii)	Neither the Client, nor any other party, has supplied ArcStone any information regarding the Shares or an investment in the Shares other than as contained in this Agreement, and ArcStone is relying on its own investigation and evaluation of the Client and the Shares and not on any other information.

(viii)	ArcStone acknowledges that it is a sophisticated investor capable of assessing and assuming investment risks with respect to securities, including the Shares, and further acknowledges that the Client is entering into this Agreement with the ArcStone, in reliance on this acknowledgment and with ArcStone’s understanding, acknowledgment and agreement that the Client is privy to material non-public information regarding the Client (collectively, the “Non-Public Information”), which Non-Public Information may be material to a reasonable investor, such as ArcStone, when making investment disposition decisions, including the decision to enter into this Agreement, and ArcStone’s decision to enter into the Agreement is being made with full recognition and acknowledgment that the Client is privy to the Non-Public Information, irrespective of whether such Non-Public Information has been provided to ArcStone. ArcStone hereby waives any claim, or potential claim, it has or may have against the Client relating to the Client’s possession of Non-Public Information. ArcStone has specifically requested that the Client not provide it with any Non-Public Information. ArcStone understands and acknowledges that the Client would not enter into this Agreement in the absence of the representations and warranties set forth in this paragraph, and that these representations and warranties are a fundamental inducement to the Client in entering into this Agreement.

(ix)	ArcStone represents, warrants, and agrees that the Client is under no obligation to register or qualify the Shares under the Securities Act or under any state securities law, or to assist ArcStone in complying with any exemption from registration and qualification.

(x)	ArcStone understands and agrees that a legend has been or will be placed on any certificate(s) or other document(s) evidencing the Shares in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS (I) THEY SHALL HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND ANY APPLICABLE STATE SECURITIES ACT, OR (II) THE CORPORATION SHALL HAVE BEEN FURNISHED WITH AN OPINION OF COUNSEL, SATISFACTORY TO COUNSEL FOR THE CORPORATION.”

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ARTICLE 3

INVESTOR RELATIONS MEDIA BUDGET

3.1 The media buy budget is the most important part of an investor relations program because it directly influences the visibility and reach of the Client’s messaging to current and potential investors and represents a substantial majority of the Client’s overall investor relations budget and investment. A substantial media buy enables the Client to strategically place its investment narratives across various platforms, ensuring that key audiences are effectively targeted and engaged. Without adequate media spending, even the most compelling investor communications may not achieve the necessary exposure to impact investor perceptions and decisions.

3.2 It is currently anticipated that the Investor Relations Media Budget (“IRMB”) Insertion Order will be targeted at up to one million USD (US$1,000,000) annually to facilitate effective execution of IR activities by ArcStone. For greater certainty, the Client shall have no obligation as of the Effective Date to commit the full targeted amount, and all IRMB spend shall remain subject to the Client’s budget, board approval, and mutually agreed Purchase Orders pursuant to Section 3.3.

3.3 Notwithstanding any contained in this agreement , NO Media Budget expense may be incurred in advance and will only proceed with the Client’s prior written approval, documented in a mutually agreed “Purchase Order”. A Purchase Order example is included in Exhibit C.

3.4 The Purchase Order involves purchasing targeted media placements to enhance the visibility of the Client within the investment community. This includes securing ad space and/or airtime on financial news platforms, industry publications, social media channels, and other investor-focused outlets to drive awareness, attract potential investors, and strengthen the Client’s market presence. The media buy strategy focuses on positioning the Client favorably in front of relevant audiences, including analysts, institutional investors, and retail shareholders. The terms cover ad frequency, budget allocation, audience targeting, and compliance with marketing regulations to ensure effective messaging.

ARTICLE 4

TERM AND TERMINATION

4.1 The Term of this Agreement shall commence on the Effective Date and continue for a period of six (6) months, and may be renewed with mutual agreement by both Parties.

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4.2 The Term of this Agreement may be Terminated by either party hereto at any time upon thirty (30) days written notice. It is understood and agreed that any compensation payable pursuant to this Agreement shall stop vesting upon receipt of notice of termination and the Client shall not be obligated to issue shares or pay cash compensation for such amounts that have not vested through the date of notice of termination.

ARTICLE 5

CONFIDENTALITY AND PROPRIETARY INFORMATION

5.1 The Client agrees that the Services are of a special, unique, extraordinary, and intellectual character, and the Client places ArcStone in a position of confidence and trust concerning both ArcStone and the Client. The Parties agree that in the course of this Agreement, ArcStone will have access to, be provided with, and otherwise become acquainted with, confidential and proprietary information belonging to the Client, the Client’s personnel and similar relationship, including but not limited to, information regarding customer relationships, personnel, sales, marketing and financial operations, methods, intellectual property, trade secrets, and other compilations of information, records, specifications, and personal information, whether or not labelled “confidential” or words of similar import (collectively the “Confidential Information”).

5.2 The Parties shall always hold the Confidential Information in strict confidence, shall not deliver or disclose any part of the Confidential Information to any third party, and shall not make any copies or reproductions of any of the Confidential Information, each unless previously authorized to do so in writing by the providing Party of Confidential Information. The receiving Party shall limit access to the Confidential Information to its officers, and employees on a need-to-know basis and shall only disseminate such Confidential Information to those employees to whom such information is necessary to fulfil the business relationship contemplated by the Parties. The receiving Party shall also take adequate measures to prevent its officers, directors, and employees from disclosing any of the Confidential Information to third parties, or from making any unauthorized use thereof.

5.3 If either Party becomes aware of, or suspects, any unauthorized disclosure of Confidential Information, it shall promptly notify the other Party and, if so requested, take all action necessary to prevent any further unauthorized disclosure.

ARTICLE 6

NON-CIRCUMVENTION AND NON-SOLICITATION

6.1 During the term of this Agreement and for a period of one (1) year beyond termination or expiration of this Agreement, Client agrees not to contact, initiate contact, or attempt to do business with, at any time for any purpose, either directly or indirectly, circumvent ArcStone by engaging in business dealings with any third parties, vendors, or partners introduced by ArcStone as part of the services rendered under this Agreement, without the prior written consent of ArcStone. This provision is intended to protect ArcStone’s business relationships and interests. In the event of a breach of this clause, the Client shall be liable to ArcStone for any damages, including but not limited to lost profits, resulting from the circumvention. Both parties acknowledge and agree that this Non-Circumvention Clause is a material term of this Agreement.

6.2 Parties shall not, during the Agreement and for a period of one (1) year immediately following termination of this Agreement, the Client agrees not to directly or indirectly solicit, recruit, or hire any employees, contractors, or subcontractors of ArcStone who were involved in the performance of services under this agreement, without the prior written consent of ArcStone. Similarly, ArcStone agrees not to directly or indirectly solicit, recruit, or accept employment from any employees of the Client with whom ArcStone had direct contact during providing services, without the prior written consent of the Client. This clause is intended to protect the mutual investments made by both parties in their respective personnel and business relationships.

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ARTICLE 7

APPROVAL AND INDEMNIFICATION

7.1 The Client acknowledges and agrees that it retains ultimate authority and responsibility for the approval of all statements, disclosures, and communications made publicly or privately in connection with the Investor Relations (IR) activities performed by ArcStone. ArcStone shall provide recommendations, drafts, and guidance; however, final approval of any such materials lies solely with the Client. The Client further agrees to indemnify and hold ArcStone harmless from any inquiries, investigations, claims, liabilities, losses, damages, or expenses (including reasonable legal fees incurred by ArcStone or its representatives) arising out of or relating to any approved statements, disclosures, or communications, provided that ArcStone has acted in good faith and within the scope of its responsibilities under this Agreement. This indemnification ensures that ArcStone is protected from liability for content that has been reviewed and approved by the Client.

7.2 Client indemnifies and agrees that it shall, always, assume full and unqualified responsibility to provide ArcStone with accurate and complete information and documentation regarding the Client and its affairs, prospects, and plans. To further ArcStone’s use of the information and documentation and the Client Statements, the Client hereby agrees to indemnify and hold ArcStone and its officers, directors, employees, agents, suppliers, and affiliates harmless from and against any and all liabilities, losses, damages, costs, expenses (including attorneys’ fees, costs, and disbursements) incurred by ArcStone in connection with any existing or later asserted dispute, claim, action, or proceeding (whether civil, criminal, or administrative) which primarily arises out of any investigations, inquiries, claims, demands, causes of action, or other facts or circumstances which assert that any documentation, information, press releases, public statements, or other documents approved or delivered by the Client and used by ArcStone, are inaccurate, incomplete, or violate any state or federal securities law or other statutes, rules, or state securities regulation. The indemnification provisions are more particularly described in Exhibit E hereto.

7.3 The terms “approved or delivered by the Company”, shall be construed to include all written or electronic documents and written or electronic information provided to ArcStone by the Client, its officers, directors, employees, agents, attorneys, and affiliates whether in paper or electronic form. ArcStone shall: (a) take reasonable steps to submit all proposed Public Information to the Client for its review and evaluation in advance of any use or distribution of any Public Information and (b) ArcStone shall have the right to reasonably rely upon its receipt of such letters, documents, notes, memoranda, emails, facsimile transmissions, and other indications received from any one or more Client Representatives indicating that such Public Information has been approved by the Client and the same may be released and distributed by ArcStone upon such terms as ArcStone, in the sole exercise of its discretion, may determine. In the event that any approved Public Information is released or distributed by ArcStone and ArcStone, the Client, or both of them subsequently determine that the Public Information is or later became inaccurate or incomplete in some material respect, the Client shall, at its sole expense, undertake all efforts to correct said prior release of Public Information and take such other steps on a timely basis (in view of the circumstances of said prior release and distribution of Public Information) as ArcStone may reasonably advise. Any said action to correct said prior Release of Public Information shall, to the extent possible, serve to inform the public capital markets and any person who directly or personally received the prior release of Public Information, of the nature and extent of the corrected information.

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ARTICLE 8

MISCELLANEOUS

8.1 Ownership. All campaigns, trademarks, service marks, slogans, artwork, written materials, drawings, photographs, graphic materials, film, music, transcriptions, or other materials that are subject to copyright, trademark, patent, or similar protection produced by ArcStone are the property of the Client provided Article 2 and Article 3 are in good standing. Notwithstanding the foregoing, it is understood that ArcStone may, on occasion, license materials from third parties for inclusion in SOW. In such circumstances, ownership of such licensed materials remains with the licensor at the conclusion of the term of the license. In such instances, Client agrees that it remains bound by the terms of such licenses.

8.2 Successors. The provisions of this Agreement shall be deemed to obligate, extend to and inure to the benefit of the successors of each of the Parties to this Agreement.

8.3 Independent Counsel. Each of the Parties to this Agreement acknowledges and agrees that it has been represented by independent counsel of its own choice throughout all negotiations which preceded the execution of this Agreement and the transactions referred to in this Agreement, and each has executed this Agreement with the consent and upon the advice of said independent counsel. Each party represents that he or it fully understands the provisions of this Agreement, has consulted with counsel concerning its terms and executes this Agreement of his or its own free choice without reference to any representations, promises or expectations not set forth herein.

8.4 Integration. This Agreement, after full execution, acknowledgment and delivery, memorializes and constitutes the entire agreement and understanding between the parties and supersedes and replaces all prior negotiations and agreements of the parties, whether written or unwritten, or related thereto. Each of the Parties to this Agreement acknowledges that no other party, nor any agent or attorney of any other party has made any promises, representations, or warranty whatsoever, express or implied, which is not expressly contained in this Agreement; and each party further acknowledges that he or it has not executed this Agreement in reliance upon any belief as to any fact not expressly recited herein above.

8.5 Attorney’s Fees. In the event of a dispute between the Parties concerning the enforcement or interpretation of this Agreement, the prevailing party in such dispute, whether by legal proceedings or otherwise, shall be reimbursed immediately for the reasonably incurred attorneys’ fees and other costs and expenses by the other Parties to the dispute.

8.6 Interpretation. Wherever the context so requires the singular number shall include the plural; the plural shall include the singular; and the masculine gender shall include the feminine and neuter genders.

8.7 Status of ArcStone. The Parties acknowledge and agree that hereunder: (a) ArcStone is not an employee or agent of the Company; (b) ArcStone is an independent contractor of the Company; (c) ArcStone Branding is not a FINRA/SEC registered broker-dealer or investment adviser, and (d) ArcStone shall have the right to reasonably rely upon the representations, statements, and instructions that it receives from any officer, director, employee, or agent of the Client.

8.8 Articles. The Articles by which the sections and subsections of this Agreement are identified are for convenience only and shall have no effect whatsoever upon its interpretation.

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8.9 Amendments and Exhibits. No amendment to this Agreement shall be effective unless the same shall be in writing executed by the party against whom enforcement is sought. All Exhibits, including but not limited to, A, B, C, D, E, et al, are attached to this Agreement and incorporated by reference herein and have been noted. Samples and benchmarks noted are for illustrative purposes only and are replaced and accepted only by mutual written consent. This Agreement shall amend, supersede and replace in its entirety, as of the Effective Date, all prior agreements entered into between the Client and ArchStone relating to the subject matter hereof.

8.10 Severance. If any provision of this Agreement is held to be illegal or invalid by a court of competent jurisdiction, such provision shall be deemed to be severed and deleted; and neither such provision, nor its severance and deletion, shall affect the validity of the remaining provisions.

8.11 Counterparts and Choice of Law. This Agreement may be executed in any number of counterparts. This Agreement shall be governed by the laws of the State of Texas as if this Agreement were entirely performed and acts contemplated by this Agreement were rendered solely within the State of Texas.

8.12 Expenses Associated with This Agreement. Each of the Parties hereto agrees to bear its own costs, attorneys’ fees and related expenses associated with this Agreement.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the dates set forth beneath their respective signatures (the “Execution Date”), provided that the Agreement is effective as of the Effective Date.

ArcStone Branding Inc.		GlobalTech Corp.

Per:	/s/ Kevin Wright	Per:	/s/ Dan Green
Name:	Kevin Wright	Name:	Dan Green
Title:	President/Director	Title:	Chief Executive Officer

ArcStone Branding Inc.

Per:	/s/ Jack Bensimon
Name:	Jack Bensimon
Title:	Director

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Exhibit A: Description of Investor Relations Services

ArcStone may provide the following Services as requested during the Term of this Agreement according to Article 2, Compensation:

1. Strategic Advisory and Planning

a. Equity Story Development

Advising on the development of a powerful story that showcases the company’s strengths, growth opportunities, and market potential.

b. Public Co Readiness

Advising with the preparation for uplisting and/or cross listing, including regulatory compliance and media targeting and engagement.

c. Strategic Planning

Advising on the development of public awareness strategies aligned with the company’s business goals, milestones, market position and capitalization.

2. Public Awareness Targeting and Outreach

a. Target Market Identification

Identifying and engaging potential retail and institutional investors who match with our client’s target profile investors and customers.

b. Roadshows and Meetings

Organizing and facilitating participation in investor and industry conferences, to engage with stakeholders.

c. Investor Database Management

Build, maintain, leverage, and update a comprehensive database of stakeholders, investors, analysts, and other key media and stakeholders.

3. Communication Stewardship

a. Maintain consistent branding and messaging across all communication and channels.

b. Train C-level executives and internal stakeholders to deliver the key Company messages effectively.

c. Develop a compelling financing and equity story which clearly articulates the Company’s growth story, competitive advantages, market opportunities, and financial performance.

d. Prepare and update a comprehensive investor briefcase (key presentations and other relevant materials), including transparency and consistency of the Company’s financial disclosures.

4. Communications and Reporting

a. Financial Disclosure

Work with the Client management and disclosure committees and coordinate with Client legal providers to ensure timely and accurate financial reporting, including quarterly earnings reports, annual reports, and SEC filings.

b. Press Releases

Drafting, organizing, and distributing press releases to announce key events, financial results, and corporate developments.

c. Earnings Calls

Advising on the coordination and management of earnings calls, including preparation of scripts, Q&A sessions, and follow-up communications.

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5. Market Intelligence and Analysis

a. Market Monitoring

Continuous monitoring of stock performance, market trends, and competitor activities to provide insights and actionable intelligence and report back to the BOD and key stakeholders.

b. Analyst Coverage

Engaging, organize and report back on sell-side analysts to ensure accurate and favorable coverage of the company.

c. Investor Sentiment Analysis

Gauge investor sentiment and brand feedback to inform corporate strategy and communication.

6. Relationship Management

a. Investor Relations Website

Advising on the development, production, and maintenance of a dedicated investor relations area on the company’s website, ensuring it is up-to-date, effective, and accountable.

b. Investor Communication

Create a comprehensive communication strategy with investors through newsletters, email updates, and social media channels that is accountable and effective.

c. Feedback Mechanism

Establish channels for both institutional and retail investor feedback and overseeing a strategy and the operations of addressing feedback in a timely manner.

7. Ensure Communications Reviewed for Regulatory Compliance and Governance

a. Compliance Advisory

Engage with client and coordinate with client professional providers to ensure advisory guidance on regulatory requirements and to ensure compliance with securities laws and exchange regulations.

b. Corporate Governance

Engage with client and coordinate with client professional providers to ensure best practices in corporate governance and facilitating communication between the board and investors.

8. Crisis Management

a. Crisis Communication

Advising on the development and implementation of “in the moment” crisis communication strategies to manage unexpected events and negative publicity.

b. Damage Control

Addressing investor concerns during crises and working to restore confidence in the company.

9. Event Management

a. Annual General Meetings

Advising on the planning and executing AGMs, including logistics, presentation preparation, and shareholder engagement.

b. Investor Conferences

Advising on the coordination and participation in investor conferences and organizing proprietary events to showcase the company to investors.

10. Performance Evaluation and Reporting

a. IR Program Assessment Regularly presenting to the Boards’ evaluation of the effectiveness of the IR program and making necessary adjustments.

b. Performance Metrics

Tracking and reporting on Key Performance Indicators (KPIs) to measure success of media campaigns.

11. Technology and Tools

a. IR Platforms

Recommending 3rd party tools and advanced IR CMS platforms and technology to manage investor communications, track interactions, and analyze data.

b. Virtual Events

Leveraging 3rd party technology to host virtual roadshows, webinars, and other investor engagement activities.

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Exhibit B: Sample Statement of Work (“SOW”)

This example Statement of Work (“SOW”) is attached to and forms part of the Investor Relations Service Agreement between the Company and the Client. This SOW outlines the specific services, deliverables, and terms of work to be provided under the agreement.

1. Scope of Services

The Service Provider will provide the following investor relations services:

1.1 Strategic Communications Planning

•	Develop and implement a comprehensive investor relations strategy aligned with the Client’s business goals.
•	Craft messaging frameworks for investor communications.

1.2 Investor Outreach and Engagement

•	Identify and engage with current and prospective investors.
•	Organize and facilitate investor meetings, roadshows, and conference calls.

1.3 Public Relations

•	Coordinate press releases, media kits, and public disclosures.
•	Manage interactions with financial media and analysts.

1.4 Market and Competitive Analysis

•	Provide detailed reports on market trends, competitor activities, and investor feedback.

1.5 Materials Preparation

•	Prepare investor presentations, fact sheets, and quarterly/annual reports.
•	Review and edit earnings call scripts and Q&A documents.

1.6 Investor Relations Media Buy Management

•	Coordinate, design, deploy, manage and report on Investor Relations Media Buy

2. Deliverables

Deliverables may include, but are not limited to:

•	Investor presentations and pitch decks.
•	Quarterly and annual financial reporting materials.
•	Media kits and press releases.
•	Event summaries and post-event analysis reports.
•	Market intelligence and feedback reports.

3. Project Timeline

The services outlined above will be provided on an ongoing basis, with specific deadlines for deliverables established in accordance with the Client’s project requirements and timelines.

4. Fees and Expenses

Service Fees: Fees will vary based on the nature and complexity of the tasks and resources allocated.

Third-Party Costs: Costs for media buys, creative services, event logistics, and other third-party expenses are not included in the Service Provider’s fees and will be billed separately, subject to prior written approval by the Client.

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5. Client Responsibilities

The Client agrees to:

•	Provide timely access to necessary information, data, and personnel.
•	Review and approve deliverables promptly to ensure project timelines are met.

6. Performance Metrics

The Service Provider will provide periodic updates on progress and results, including:

•	Reports on investor engagement and feedback.
•	Metrics for media and outreach campaigns.
•	Post-event analysis for hosted investor relations activities.

7. Termination or Amendment

This SOW may be terminated or amended in accordance with the terms outlined in the Investor Relations Service Agreement.

Acknowledgment and Acceptance

By signing below, both parties agree to the terms and conditions outlined in this Statement of Work.

Client Name:

Authorized Signature: ___________________

Date: ________________________________

ArcStone Branding Inc: _________________

Authorized Signature: ___________________

Date: _________________________________

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Exhibit C: Investor Relations Media Budget (IRMD), Insertion Order, and Purchase Order Sample(s)

I Example List of Anticipated Media Budget Costs and Expenses

The amount of anticipated costs and expenses may be amended or revised in writing as the Parties later determine considering existing circumstances and the amounts shown are to be construed only as examples and estimates.

II Proposed Investor Relations Media Buy Budget Example (USD)

Benchmark example of a $160,000 Proposed Digital Media Budget for a 1-month period (inclusive of ten (10) percent support staff and project management costs). Digital Advertising includes by example sponsored content and/or ads on search, display, video and social ads and outreach (i.e. on Google, financial publications (i.e. Bloomberg, Wall Street Journal, CNBC, etc.),

Example Digital Media Buy Spend

Search	$2,000 / day
Display	$2,000 / day
Video	$2,000 / day
Social	$2,000 / day
Total	$8,000 / day x 5 days = $40,000 x 4 weeks = $160,000 per month

Note: Not indicative of pulse marketing / push days, example below.

Pulse Marketing / Push Days Budget (TBD)

Search	$5,000 - $10,000 / day (TBD)
Display	$5,000 - $10,000 / day (TBD)
Video	$5,000 - $10,000 / day (TBD)
Social	$5,000 - $10,000 / day (TBD)
Total	$20,000 / day - $40,000 / day (TBD)

Example of Insertion Order and Purchase Order on following pages:

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Exhibit D: Matter of Shares

All Shares shall be restricted for a period of six (6) months from issuance, or the least amount of time as required by regulation. and will be deemed to be fully earned upon issuance under the terms of this agreement. Upon execution of this Agreement, Client shall cause to be delivered to ArcStone, a stock certificate and/or Transfer Agent account statement representing the first tranche of Shares (175,000 Shares).

The Client shall make and assume all responsibility for timely completing all arrangements including the preparation and delivery of the legal opinion for the issuance or transfer of the Shares subject to meeting federal securities law exemptions from registration to cause the Shares to be issued or transferred to ArcStone, and subject to customary confirmations and seller representation letters, and the Client shall assume all obligations, if any, to the Transferor. The Client shall satisfy all public company disclosure and reporting conditions for current public information including compliance with the periodic reporting requirements of the Securities Exchange Act of 1934 and any other requirements of an issuer under Rule 144.

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Exhibit E: Indemnity

In connection with the engagement (the “Engagement”) of ArcStone Branding Inc. (“Advisor”) pursuant to an Advisory Agreement (the “Engagement Letter”) between GlobalTech Corp. (the “Company”) as dated above, the Company agrees to indemnify and hold harmless the Advisor and other advisory group members formed in connection with the Engagement, and any of their respective affiliates (hereinafter referred to collectively as the “Agents”) and the Agents’ respective directors, officers, employees, partners, agents, each other person, if any, controlling any of the Agents or any of their respective subsidiaries and each shareholder of the Agents (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”), from and against any and all losses, claims (including shareholder actions, derivative or otherwise), actions, suits, proceedings, damages, liabilities or expenses of whatever nature or kind, joint or several, including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings, investigations inquiries, or claims and the reasonable fees, expenses and taxes of their counsel that may be incurred in advising with respect to and/or defending any action, suit, proceedings, investigation or claim that may be made or threatened against any Indemnified Party or in enforcing this indemnity (collectively the “Claims”) to which any Indemnified Party may become subject or otherwise involved in any capacity insofar as the Claims relate to, are caused by, result from, arise out of or are based upon, directly or indirectly, the Engagement whether performed before or after the Company’s execution of the Engagement Letter and to reimburse each Indemnified Party forthwith, upon demand, for any legal or other expenses reasonable incurred by such Indemnified Party in connection with any Claim. The Company agrees that, in no event other than for gross negligence, willful misconduct or criminal action, will any Indemnified Party be liable or obligated in any manner for any damages (including, without limitation, actual, consequential, exemplary or punitive damages or lost profits) in excess of fees actually received by Advisor pursuant to Section 3 of this Engagement Letter (captioned “Compensation”), and the Company agrees not to seek or claim any such damages or profits in any circumstance.

In case any action, suit, proceeding or claim is brought against an Indemnified Party or an Indemnified Party has received notice of the commencement of any inquiry or investigation in respect of which indemnity may be sought against the Company, the Indemnified Party will give the Company prompt written notice of any such action, suit, proceeding, claim, inquiry or investigation of which the Indemnified Party has knowledge and the Company will undertake the investigation and defence thereof on behalf of the Indemnified Party, including the prompt employment of counsel acceptable to the Indemnified Parties affected, acting reasonably, and the payment of all expenses. Failure by the Indemnified Party to so notify shall not relieve the Company of its obligation of indemnification hereunder unless (and only to the extent that) such failure results in forfeiture by the Company of substantive rights or defences.

No admission of liability and no settlement, compromise or termination of any action, suit, proceeding, claim or investigation shall be made without the Company’s consent and the consent of the Indemnified Parties affected, such consents not to be unreasonably withheld or delayed. Notwithstanding that the Company will undertake the investigation and defence of any Claim, an Indemnified Party will have the right to employ separate counsel with respect to any Claim and participate in the defence thereof, but the fees and expenses of such counsel will be at the expense of the Indemnified Party, unless:

a) employment of such counsel has been authorized in writing by the Company;

b) the Company has not assumed the defense of the action within a reasonable period after receiving notice of the Claim;

c) the named parties to any such claim include both the Company and the Indemnified Party and the Indemnified Party has been advised by counsel to the Indemnified Party that there may be a conflict of interest between the Company and the Indemnified Party; or

d) there are one or more defenses available to the Indemnified Party which are different from or in addition to those available to the Company such that there may be a conflict of interest between the Company and the Indemnified Party, in which case such reasonable fees and expenses of such counsel to the Indemnified Party will be for the Company’s account. The rights accorded to the Indemnified Parties hereunder shall be in addition to any rights an Indemnified Party may have at common law or otherwise.

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The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any person asserting claims on behalf of or in right of the Company for or in connection with the Engagement except to the extent any losses, expenses, claims, actions, damages or liabilities incurred by the Company are determined by a court of competent jurisdiction in a final judgment that has become non-appealable to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. The Company will not, without Advisor’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, suit, proceeding, investigation or claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is a party thereto) unless such settlement, compromise, consent or termination includes a release of each Indemnified Party from any liabilities arising out of such action, suit, proceeding, investigation or claim.

The foregoing indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that such losses, expenses, claims, actions, damages or liabilities to which the Indemnified Party may be subject were solely caused by the gross negligence or willful misconduct of the Indemnified Party.

The Company agrees to waive any right the Company may have of first requiring the Indemnified Party to proceed against or enforce any right, power, remedy or security or claim payment from any other person before claiming under this Indemnity.

If for any reason the foregoing indemnity is unavailable (other than in accordance with the terms hereof) to the Agents or any other Indemnified Party or is insufficient to hold the Agents or any other Indemnified Party harmless, the Company shall contribute to the amount paid or payable by the Agents or the other Indemnified Party as a result of such Claim in such proportion as is appropriate to reflect not only the relative benefits received by the Company or its shareholders on the one hand and the Agents or any other Indemnified Party on the other hand but also the relative fault of the Company, the Agents or any other Indemnified Party as well as any relevant equitable considerations, provided that the Company shall in any event contribute to the amount paid or payable by the Agents or any other Indemnified Party as a result of such Claim any excess of such amount over the amount of the fees actually received by the Agents under the Investor Relations Services Agreement.

The Company hereby constitutes Advisor as trustee for each of the other Indemnified Parties of the Company’s covenants under this Indemnity with respect to such persons and Advisor agrees to accept such trust and to hold and enforce such covenants on behalf of such persons.

The Company agrees to reimburse the Agents for the time spent by their respective personnel in connection with any Claim at blended bill rate of US$395 per hour subject to the unilateral review and approval of the Client. The Company also agrees that if any action, suit, proceeding or claim shall be brought against, or an investigation commenced in respect of the Company or the Company and the Agents and personnel of the Agents shall be required to testify, participate or respond in respect of or in connection with the Engagement, the Agents shall have the right to employ their own counsel in connection therewith and the Company will reimburse the Agents monthly for the time spent by their respective personnel in connection therewith at their normal per diem rates together with such disbursements and reasonable out-of-pocket expenses as may be incurred, including fees and disbursements of the Agents’ counsel.

The obligations of the Company hereunder are in addition to any liabilities, which the Company may otherwise have to Advisor or any other Indemnified Party.

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